UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2006

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 15, 2007, James R. Gordon, age 41, will join the Company as its chief financial officer. The Company and Mr. Gordon expect to enter into an employment agreement similar to those in effect between the Company and other senior executive officers (and appropriate public filings will be made upon entry into any such agreement). From 1987 to 2001, Mr. Gordon served in various positions, including as a partner of PricewaterhouseCoopers LLP. From 2001 to 2002, Mr. Gordon served as a partner of BDO Seidman, LLP. From June 2002 to April 2004, Mr. Gordon served as chief risk officer for Union Planters Corporation in Memphis, Tennessee. From April 2004 until November 2004, Mr. Gordon served as chief accounting officer of National Commerce Financial Corp. From December 2004 until his appointment with the Company, Mr. Gordon served as a partner in the Jackson, Mississippi office of Horne LLP.

There were no understandings or arrangements with any person regarding Mr. Gordon’s appointment as an executive officer (other than the expectation of an employment agreement described above), and there are no family relationships between him and any other officer or director of the Company. Mr. Gordon has had no direct or indirect interest in any transaction to which the Company was a party.

On March 5, 2007, Timothy K. Schools announced his resignation as chief financial officer effective March 15, 2007. Mr. Schools will continue to work with the Company through April 30, 2007, assisting in transition matters.

A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

Exhibit No. 99.1	Description Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

March 5, 2007	By:	/s/ William P. Crawford, Jr.

William P. Crawford, Jr.

Executive Vice President and General Counsel

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